Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp. of our reports dated May 29, 2014 with respect to the consolidated financial statements, schedule, and effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., and our report dated May 29, 2014 with respect to the consolidated financial statements of TV Guide Entertainment Group, LLC, included in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2014:

Form S-3	Form S-8

No. 333-189138	No. 333-184186
No. 333-181371	No. 333-146296
No. 333-176656	No. 333-146251
No. 333-144231	No. 333-145068
No. 333-131975	No. 333-122275
No. 333-123652	No. 333-111022
No. 333-122580	No. 333-107266

/s/Ernst & Young LLP

Los Angeles, California
May 29, 2014